UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G (Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.    )*

Invitrogen Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

46185R100

(CUSIP Number)

April 29, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46185R100	13G	Page 2 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) PN; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 3 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) PN; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 4 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) OO; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 5 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock
357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) IN; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 6 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) PN; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 7 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P. SE

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) PN; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 8 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) CO; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 9 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Equity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) CO; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 10 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Distressed and Credit Opportunity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) CO; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 11 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Jackson Investment Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) CO; HC

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 12 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Credit Trading Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) CO

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 13 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Derivatives Group LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) OO

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 14 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Aragon Investments, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) CO

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 15 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Trading Group L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) OO

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 16 of 24 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Saragossa Trading LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

6.

Shared Voting Power

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.

Percent of Class Represented by Amount in Row (9)
Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Row 6 above).

12.	Type of Reporting Person (See Instructions) OO

(1) See footnote 1 in Item 4.

CUSIP No. 46185R100	13G	Page 17 of 24 Pages

Item 1.
(a)	Name of Issuer INVITROGEN CORPORATION
(b)	Address of Issuer’s Principal Executive Offices 1600 Faraday Avenue Carlsbad, CA 92008

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)

Citizenship
Citadel Limited Partnership
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

GLB Partners, L.P.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Kenneth Griffin
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Wellington Partners L.P.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

Citadel Wellington Partners L.P. SE
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

CUSIP No. 46185R100	13G	Page 18 of 24 Pages

Citadel Kensington Global Strategies Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Bermuda company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Distressed and Credit Opportunity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Jackson Investment Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Credit Trading Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Aragon Investments, Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Bermuda company

CUSIP No. 46185R100	13G	Page 19 of 24 Pages

Citadel Trading Group L.L.C.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Saragossa Trading LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share
	(e)	CUSIP Number 46185R100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

CUSIP No. 46185R100	13G	Page 20 of 24 Pages

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CITADEL LIMITED PARTNERSHIP

GLB PARTNERS, L.P.

CITADEL INVESTMENT GROUP, L.L.C.

KENNETH GRIFFIN

CITADEL WELLINGTON PARTNERS L.P.

CITADEL WELLINGTON PARTNERS L.P. SE

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

CITADEL EQUITY FUND LTD.

CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.

CITADEL JACKSON INVESTMENT FUND LTD.

CITADEL CREDIT TRADING LTD.

CITADEL DERIVATIVES GROUP LLC

ARAGON INVESTMENTS, LTD.

SARAGOSSA TRADING LLC

CITADEL TRADING GROUP L.L.C.

(a)

Amount beneficially owned:

895,306 shares of common stock

357 call options (exercisable into 35,700 shares of common stock)

$180,569,000 in principal amount of the Company’s 2 1/4% Convertible Subordinated Notes due 2006 (convertible into 2,097,201 shares of common stock) (1)

(b)

Percent of class:

Approximately 5.6% as of the date of this filing (based on 52,020,524 shares of common stock issued and outstanding as of March 1, 2004, plus the shares of common stock issuable upon the conversion of the Convertible Subordinated Notes referred to in Item (a) above).

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote See item (a) above.
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of See item (a) above.

CUSIP No. 46185R100	13G	Page 21 of 24 Pages

(1) The securities reported herein include (i) 895,306 shares of common stock, par value $0.01 per share, (ii) 357 call options exercisable into 35,700 shares of common stock and (iii) 2,097,201 shares of common stock that Reporting Persons may acquire in the future through the conversion of $180,569,000 in principal amount of 2 1/4% Convertible Subordinated Notes, which may be converted by the Reporting Persons at any time prior to and including December 15, 2006 into shares of common stock at the conversion price of $86.10 per share.

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 46185R100	13G	Page 22 of 24 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 5th day of May, 2004

/s/ Kenneth Griffin
Kenneth Griffin

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Kenneth Griffin
	its General Partner		Kenneth Griffin, President

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Kenneth Griffin	By:	Citadel Limited Partnership,
	Kenneth Griffin, President		its Portfolio Manager

		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL WELLINGTON PARTNERS L.P.		ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CUSIP No. 46185R100	13G	Page 23 of 24 Pages

CITADEL WELLINGTON PARTNERS L.P. SE		CITADEL DERIVATIVES GROUP LLC

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Managing Member

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

SARAGOSSA TRADING LLC		CITADEL TRADING GROUP L.L.C.

By:	/s/ Kenneth Griffin	By:	Citadel Limited Partnership,
	Kenneth Griffin, President		its Managing Member

		By:	GLB Partners, L.P.,
its General Partner

CITADEL DISTRESSED AND CREDIT
OPPORTUNITY FUND LTD.		By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	Citadel Limited Partnership,	By:	/s/ Kenneth Griffin
	its Portfolio Manager		Kenneth Griffin, President

By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin
Kenneth Griffin, President

CUSIP No. 46185R100	13G	Page 24 of 24 Pages

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.		CITADEL JACKSON INVESTMENT FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL CREDIT TRADING LTD.

By:	Citadel Limited Partnership,
its Portfolio Manager

By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Kenneth Griffin
Kenneth Griffin, President